                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 1 of 15



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934


                                 LIVEWORLD, INC.
              ----------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    53838Q109
              ----------------------------------------------------
                                 (CUSIP Number)

                                  Austin Grose
                         100 Hamilton Avenue, Suite 250
                               Palo Alto, CA 94301
                                 (650) 917-5905
              ----------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 30, 2002
                    ----------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 24-.13d-1(g), check the following box |_|.

                         (Continued on following pages)
                              (Page 1 of 15 Pages)

                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 2 of 15


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Thomson Management Growth Fund, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (See Instructions)
              WC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
              California
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER                   75,875
          OF            --------------------------------------------------------
        SHARES             8     SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY         --------------------------------------------------------
       REPORTING           9     SOLE DISPOSITIVE POWER
        PERSON                   75,875
         WITH           --------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              75,875
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.3%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON
              PN
--------------------------------------------------------------------------------

                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 3 of 15


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Media Technology Entrepreneurs Fund II, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (See Instructions)
              WC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
              California
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER                   150,231
          OF            --------------------------------------------------------
        SHARES             8     SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY         --------------------------------------------------------
       REPORTING           9     SOLE DISPOSITIVE POWER
        PERSON                   150,231
         WITH           --------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                 0 Shares
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              150,231
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              0.6%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON
              PN
--------------------------------------------------------------------------------

                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 4 of 15


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Media Technology Equity Partners, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (See Instructions)
              WC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
              California
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER                   2,158,447
          OF            --------------------------------------------------------
        SHARES             8     SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY         --------------------------------------------------------
       REPORTING           9     SOLE DISPOSITIVE POWER
        PERSON                   2,158,447
         WITH           --------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,158,447
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              8.5%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON
              PN
--------------------------------------------------------------------------------

                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 5 of 15


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              MTEP Management, LLC
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (See Instructions)
              WC
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
              California
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER                   2,384,553
          OF            --------------------------------------------------------
        SHARES             8     SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY         --------------------------------------------------------
       REPORTING           9     SOLE DISPOSITIVE POWER
        PERSON                   2,384,553
         WITH           --------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,384,553
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              9.4%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON
              CO
--------------------------------------------------------------------------------

                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 6 of 15


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Robert R. Ackerman, Jr.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (See Instructions)
              AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER                   0
          OF            --------------------------------------------------------
        SHARES             8     SHARED VOTING POWER
     BENEFICIALLY                2,384,553
       OWNED BY         --------------------------------------------------------
       REPORTING           9     SOLE DISPOSITIVE POWER
        PERSON                   0
         WITH           --------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                 2,384,553
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,384,553
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              9.4%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 7 of 15


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Jonathan E. Funk
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (See Instructions)
              AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER                   0
          OF            --------------------------------------------------------
        SHARES             8     SHARED VOTING POWER
     BENEFICIALLY                2,384,553
       OWNED BY         --------------------------------------------------------
       REPORTING           9     SOLE DISPOSITIVE POWER
        PERSON                   0
         WITH           --------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                 2,384,553
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,384,553
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              9.4%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 8 of 15


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Barry M. Weinman
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS (See Instructions)
              AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
        NUMBER                   321,800*
          OF            --------------------------------------------------------
        SHARES             8     SHARED VOTING POWER
     BENEFICIALLY                2,384,553
       OWNED BY         --------------------------------------------------------
       REPORTING           9     SOLE DISPOSITIVE POWER
        PERSON                   321,800*
         WITH           --------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                 2,384,553
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,706,553
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              10.7%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON
              IN
--------------------------------------------------------------------------------

* Includes 318,750 shares issuable pursuant to options exercisable within 60 days of August 30, 2002.

                                  Schedule 13D
CUSIP No: 53838Q109                                                 Page 9 of 15



ITEM 1: SECURITY AND ISSUER.

        CLASS OF SECURITIES:  Common Stock
        ISSUER:               LiveWorld, Inc. ("Issuer")
        PRINCIPAL ADDRESS:    1919 South Bascom Avenue, Campbell, CA 95008

ITEM 2: IDENTITY AND BACKGROUND.

        (a)    NAMES OF REPORTING PERSONS:

               i.     Thomson Management Growth Fund, L.P. ("TMGF");
               ii.    Media Technology Entrepreneurs Fund II, L.P. ("MTEF");
               iii.   Media Technology Equity Partners, L.P. ("MTEP"); and
               iv.    MTEP Management, LLC ("MTEPM").
               v.     Robert R. Ackerman ("Ackerman");
               vi.    Jonathan E. Funk ("Funk"); and
               vii.   Barry M. Weinman ("Weinman").

        (b)    PRINCIPAL BUSINESS ADDRESS:

               c/o Allegis Capital - Media Technology Ventures
               100 Hamilton Avenue, Suite 250
               Palo Alto, CA 94301
               Attention: Austin Grose, Chief Operating Officer

        (c)    PRINCIPAL OCCUPATION/PRINCIPAL BUSINESS:

               TMGF:         Venture Capital Fund
               MTEF:         Venture Capital Fund
               MTEP:         Venture Capital Fund
               MTEPM:        General Partner of TMGF, MTEF and MTEP

               Ackerman      Investments
               Funk:         Investments
               Weinman:      Investments

        (d) - (e)    Not applicable

        (f)    CITIZENSHIP:

               TMGF:         California
               MTEF:         California
               MTEP:         California
               MTEPM:        California

                                  Schedule 13D
CUSIP No: 53838Q109                                                Page 10 of 15



               Ackerman             United States
               Funk:                United States
               Weinman:             United States

ITEM 3: SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        The purchases by TMGF, MTEF and MTEP were made from working capital.

ITEM 4: PURPOSE OF TRANSACTION.

        The acquisitions of the securities of the Issuer by TMGF, MTEF and MTEP were made for investment.

ITEM 5: INTEREST IN SECURITIES OF THE ISSUER.

(a)

======================================================================================================
                     NUMBER OF     PERCENTAGE     SHARES       SHARES        SHARES         SHARES
                      SHARES       OF SHARES    SUBJECT TO   SUBJECT TO    SUBJECT TO     SUBJECT TO
                   BENEFICIALLY   BENEFICIALLY     SOLE        SHARED         SOLE          SHARED
                       OWNED         OWNED        VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                                   POWER        POWER         POWER         POWER
------------------------------------------------------------------------------------------------------
TMGF:                 75,875          0.3%        75,875          0          75,875           0
------------------------------------------------------------------------------------------------------
MTEF:                 150,231         0.6%        150,231         0          150,231          0
------------------------------------------------------------------------------------------------------
MTEP:                2,158,447        9.4%       2,158,447        0         2,158,447         0
------------------------------------------------------------------------------------------------------
MTEPM:               2,384,553        9.4%           0        2,384,553         0         2,384,553
------------------------------------------------------------------------------------------------------
Ackerman             2,384,553        9.4%           0        2,384,553         0         2,384,553
------------------------------------------------------------------------------------------------------
Funk                 2,384,553        9.4%           0        2,384,553         0         2,384,553
------------------------------------------------------------------------------------------------------
Weinman              2,387,603       10.7%       321,800*     2,706,353     321,800*      2,706,353
======================================================================================================

* Includes 318,750 shares issuable pursuant to options exercisable within 60 days of August 30, 2002.

(b) The general partner of TMGF, MTEF and MTEP, MTEPM, manages the shares held by TMGF, MTEF and MTEP. Ackerman, Funk and Weinman, acting together, have the power to direct the vote and/or disposition of the shares held by TMGF, MTEF and MTEP.

(c) Transactions effected in the past 60 days by the person listed in Item 2 are disclosed in (a) above.

(d) Except as described in this Schedule 13D Statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by TMGF, MTEF and MTEP.

(e)     Not applicable.

                                  Schedule 13D
CUSIP No: 53838Q109                                                Page 11 of 15



ITEM 6: CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        To the best knowledge of the undersigned, there are no contracts, understandings, arrangements, or relationships (legal or otherwise) giving the persons named in Item 2 and between such persons and any other person with respect to the securities of the Issuer, including, but not limited to, transfer or voting of any of the Issuer's securities, finder's fees, joint ventures, loan or option agreement, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

ITEM 7: MATERIAL TO BE FILED AS EXHIBITS.

        Exhibit 1: Joint Filing Statement

                                  Schedule 13D
CUSIP No: 53838Q109                                                Page 12 of 15



                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

THOMSON MANAGEMENT GROWTH FUND, L.P.

By MTEP Management, LLC
   its General Partner

By:     /s/ Barry M. Weinman                             September 3, 2002
   -----------------------------------------       -----------------------------
     Barry M. Weinman                                           Date
     Managing Member

MEDIA TECHNOLOGY ENTREPRENEURS FUND II, L.P.

By MTEP Management, LLC
   its General Partner

By:     /s/ Barry M. Weinman                             September 3, 2002
   -----------------------------------------       -----------------------------
     Barry M. Weinman                                           Date
     Managing Member


MEDIA TECHNOLOGY EQUITY PARTNERS, L.P.

By MTEP Management, LLC
   its General Partner

By:     /s/ Barry M. Weinman                             September 3, 2002
   -----------------------------------------       -----------------------------
     Barry M. Weinman                                           Date
     Managing Member

MTEP MANAGEMENT, LLC

By:     /s/ Barry M. Weinman                             September 3, 2002
   -----------------------------------------       -----------------------------
     Barry M. Weinman                                           Date
     Managing Member


        /s/ Robert R. Ackerman, Jr.                      September 3, 2002
--------------------------------------------       -----------------------------
     Robert R. Ackerman, Jr.                                    Date

                                  Schedule 13D
CUSIP No: 53838Q109                                                Page 13 of 15



        /s/ Jonathan E. Funk                             September 3, 2002
--------------------------------------------       -----------------------------
     Jonathan E. Funk                                           Date


        /s/ Barry M. Weinman                             September 3, 2002
--------------------------------------------       -----------------------------
     Barry M. Weinman                                           Date